EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into, and shall be binding this 31 day of July, 2008, by and between Adrenalina, a Nevada Corporation (“Employer”) and Jeffrey Mark Geller (“Executive”).

WITNESSETH:

WHEREAS, Employer, is engaged in the retail business; and

WHEREAS, Executive is experienced in the management and operation of such business and is professionally qualified to perform such services for the Employer, and has been employed by the Employer; and

WHEREAS, Employer desires to retain the services of the Executive; and

WHEREAS, Executive is desirous of continuing his employment with the Employer on the terms and conditions set forth herein.

NOW, THEREFORE, in considerations of the mutual promises set forth herein other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive agree as follows:

1.  Recitals, Representations and Warranties. The foregoing recitals are true and correct and are incorporated herein by this reference. Employer represents and warrants that the individual executing this Agreement on behalf of Employer has authority to do so.

2.  Employment. In exchange for the Compensation (as hereinafter defined) and subject to the other terms and conditions herein set forth, Employer hereby employs Executive, as its President and COO, to perform the Executive Duties (as hereinafter defined) and Executive hereby accepts such employment.

3. Duties. The Executive shall serve as President and COO of the Employer, with such duties, responsibilities, and powers commensurate with his position as may from time to time be assigned to him by the Chief Executive Officer and Board of Directors of the Employer. During the Term of Employment, the Executive shall devote his substantial business time, energies, best efforts, attention, and ability to the business of the Employer, shall faithfully and diligently perform the duties of his employment with the Employer, and shall do everything reasonably in his power to promote, develop, and extend the business of the Employer. The duties of the Executive shall include, but not be limited to, the following:

3.01 The Executive shall implement the decisions of and follow the direction given by the Chief Executive Officer and Board of Directors of the Employer.

4. Term. The term of Agreement shall commence on July 1, 2008 and shall expire on June 30, 2013, subject to termination in accordance with Section 6 hereof.

5.  Compensation. In consideration of and as compensation in full for Executive’s performance of the Executive Duties hereunder, Employer agrees to compensate Executive as follows:

5.01  Salary. During the term of this Agreement, Employer shall pay Executive a gross annual salary of Four Hundred Fifty Thousand Dollars ($450,000) (“Salary”). Such Salary shall be paid by Employer in accordance with Employer’s regular payroll practices. Employer shall be entitled to deduct or withhold from all Salary payable hereunder all amounts required to be deducted or withheld from same pursuant state or federal law. Notwithstanding the above, Employer and Executive agree that Executive will accept a reduced gross annual salary of Three Hundred and Sixty Thousand ($360,000.00) Dollars, until such time that Executive notifies Employer that he wants his gross annual salary restored to the Salary listed above. Further, Executive gross annual salary shall automatically be restored to the Salary listed above upon a Change of Control as that term is defined in Section 7 below.

   5.02  Stock Option Plan: At the discretion of the Compensation Committee, the Executive may be granted options of Adrenalina at a price equal to the price of the stock at the close of the market on the date immediately prior of such grant. Such options shall vest in 3 annual installments beginning at the end of each twelve (12) month period from date of grant and will be subject to Employer’s Stock Option Plan, once and if created.

5.03  Annual Review. At the discretion of the Compensation Committee, the Executive may be granted a bonus based on performance. At a minimum, a yearly review shall be conducted to assess eligibility.

5.04  Expense Reimbursement. The Employer shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred by the Executive during the Term of Employment in connection with the performance of the Executive’s services hereunder, provided that the Executive submits proof of such expenses, with the properly completed forms, as prescribed from time to time by the Employer and that all expenses incurred will be reimbursed in accordance with the Employer’s internal guidelines relating thereto.

5.04  Insurance. The Employer shall pay 100% for all health and dental insurance, including family plans, long-term disability insurance and life insurance at the maximum coverage contracted by the company.

5.05  Vacation. Employee shall be entitled to twenty (20) working days of vacation per twelve (12) month period during the Term. Such vacations shall be taken at times which are mutually convenient to the Employer and the Executive, provided that they do not materially interfere with the business and operations of the Employer.

5.06 Phone Allowance. Executive shall be entitled to a monthly phone allowance covering regular use.

5.07  Increases in Salary. On each one-year anniversary of this agreement, Salary shall be increased by the higher of 5% or the Consumer Price Index Rate.

6.  Termination of Employment.

6.01 Termination Due to Death. If the Executive dies during the Term of Employment, this Employment Agreement, and all obligations of the Employer hereunder to or with respect to the Executive, shall terminate immediately and in their entirety, except as otherwise provided in this Section 6. Upon termination of the Executive’s employment due to his death, the Executive’s spouse, (“Spouse”), if any, otherwise Executive’s children (the “Dependents”) shall be entitled to receive the Executive’s monthly basic salary in accordance with Section 5 hereof, until the last day of the month in which Executive’s death occurs, as well as all arrearages of salary, expenses, pro-rata share of bonus and other benefits earned and accrued as of the date of death; provided, however, that during such time the Spouse or the Dependants, as applicable, will not be entitled to receive payments deriving from the Executive’s Employer pension, if any.

6.02 Termination Due to Disability. If the Executive is unable, due to illness, physical or mental disability, or other incapacity, to perform substantially and continuously the services required of him under this Employment Agreement for more than One Hundred (100) consecutive or non-consecutive days out of any consecutive twelve-month period, the Employer shall have the right, to the extent permitted by law, to terminate this Employment Agreement, and the Executive’s employment hereunder, upon notice in writing to the Executive. Upon termination of the Executive’s employment pursuant to this Section 6.02, the Executive shall be entitled to receive all arrearages of salary, expenses, and other benefits earned and accrued as of the date of termination, but he shall have no further rights hereunder.

6.03 Termination for Cause. The Employer may, at its option, terminate this Employment Agreement, and the Executive’s employment hereunder, for cause at any time upon notice in writing to the Executive. For purposes of this Employment Agreement, cause shall be (a) conviction of a felony; (b) fraud, misappropriation, or embezzlement; or (c) breach in any material respect of the terms and provisions of this Employment Agreement. If the Employer terminates the Executive for cause pursuant to this Section 6.03, the Executive shall have no right to receive any compensation or benefits hereunder on or after the effective date of the termination other than arrearages of salary, expenses, and benefits earned and accrued as of that date.

6.04 Termination without Cause. To the extent that the Employer shall decide to terminate this agreement prior to contract Term (Section 4), Executive shall be entitled to compensation as defined in Section 5 (including salary, stock plan, insurance coverage and phone allowance) for the greater of twelve (12) months or the remainder of the Term of the Agreement as if Executive was still employed and this Agreement was in full effect. A termination of this Agreement without cause shall be deemed to happen upon a significant change in Executive’s duties and/or title and/or to the extent that providing such services would require a move from South Florida. The Employer shall pay all reasonable legal fees and expenses incurred by the Executive in contesting or disputing any such termination without cause or in seeking to obtain or enforce any right or benefit in this Agreement. No such legal fees or expenses shall be payable if it is determined that the termination was for cause.

7. Change in Control.

7.01 Change in Control. For purposes of this Agreement, a change in control means the occurrence of one or more of the following events (whether or not approved by the Board) : (i) an event or series of events by which any person or other entity or group of persons or other entities acting in concert as determined in accordance with Section 13 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable, together with its or their affiliates or associates, shall, as a result of a tender offer or exchange offer, open market purchases, privately negotiated purchases, merger or otherwise (including pursuant to receipt of revocable proxies) (A) be or become directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have beneficial ownership of all securities that such person has right to acquire whether such right is exercisable immediately or only after the passage of time) of more than 50% of the combined voting power of the then outstanding common stock of the Employer or (B) otherwise have the ability to elect, directly or indirectly a majority of the members of the Board.

7.02 In the event of a change in control of Employer, the Employer shall pay to Executive, in a lump sum, a payment equal to three times the compensation as defined in Section 5 (including salary, stock plan, insurance coverage and phone allowance) at the highest rate in effect during the Term of this Agreement.

7.03 In addition, in the event of a change in control of the Employer, the total number of outstanding unexercised options granted to the Executive under this Agreement or any previous employment or other agreements shall be doubled in quantity while retaining the original exercise price, and any unvested options shall immediately vest in the Executive at that time.

7.04 In the event of a change in control of the Employer, this Agreement shall remain in full effect regardless of such change in control occurring, and the compensation as defined in Section 5 (including salary, stock plan, insurance coverage and phone allowance) shall continue for the full Term of this Agreement.

8.  Severance. If the Executive employment is not renewed at the end of the contract and employment is terminated at any time thereafter, unless the termination is pursuant to Sections 6.01, 6.02 or 6.03, severance shall be granted at the higher of 12 months or the equivalent to 2 months salary for every year of tenure, at then current rates.

9. Non-Compete.

9.01 The Executive acknowledges that:

(A) the principal business of the Employer is the retail sale of clothing and the operation of a “Flow Rider” in stores located in shopping malls throughout the United States;

(B) the Executive’s work for the Employer has given and will continue to give him access to the confidential affairs and proprietary information of the Employer;

(C) the agreements and covenants of the Executive contained in this Section 9 are essential to the successful operations of the Employer’s business and goodwill of the Employer; and

(D) the Employer would not have entered into this Employment Agreement but for the covenants and agreements set forth in this Section 9.

9.02. Restriction.

(A)  Accordingly, and in consideration of the salary and benefits to be provided by the Employer hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Employer, the Executive covenants and agrees that, during the period commencing on the effective date hereof and ending Six (6) months following the date upon which the Executive ceases, for any reason, to be an employee of the Employer or its subsidiaries (the “Restricted Period”), he shall not, within a Fifty (50) mile radius of any store being operated by the Employer or any location which Employer has executed a lease for a store, but which has not yet been constructed, opened or commenced operating (the Restricted Area”) (it being understood that Employer has area restrictions in each of its leases), directly or indirectly, (i) engage in the retail sale of clothing or otherwise compete with Employer in the operation of a retail clothing store within the Restricted Area; (ii) render any services to any person, corporation, partnership, or other entity (other than the Employer) engaged in the retail sale of clothing and/or the operation of a “Flow Rider” ride (iii) become interested in any such person, corporation, partnership, limited liability company or other entity (other than the Employer) as a partner, shareholder, principal, agent, member, consultant, or in any other relationship or capacity. The Executive may during the Restricted Period accept employment with an entity that is a competitor of the Employer if, and only if he is to render services solely to a division or subsidiary of such competitor that is not in any way in competition with the Employer’s business.

9.03. Rights and Remedies Upon Breach of Restriction. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 9, would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 9, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity (including, without limitation, the recovery of damages):

(A) The right and remedy to have the provisions of Section 9 specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary, and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants;

(B) The right and remedy to require the Executive to account for and pay over to the Employer all compensation, profits, monies, accruals, increments, or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions inconsistent with or in violation of his undertakings under Section 9, and the Executive shall account for and pay over such Benefits to the Employer and, if applicable, its affected affiliates;

(C) Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Employment Agreement and (ii) the provisions of Section 9 are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Employment Agreement, including, without limitation, any of the provisions of Section 9, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Employment Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions;

9.04. Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the provisions contained in Section 9, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.05 Non-Solicitation. During the Restricted Period, the Executive shall not, without the Employer’s prior written consent, directly or indirectly, solicit or encourage to leave the employment of the Employer or any of its affiliates, any employee thereof or, subject to all applicable laws, hire any employee who has left the employment of the Employer or any of its affiliates after the effective date of this Employment Agreement within one year of the termination of such employee’s employment with the Employer or its affiliates. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other person, firm, corporation limited liability company, or other business organization, intentionally interfere with the Employer’s or any of its affiliates’ relationship with, or endeavor to entice away from the Employer or any of their affiliates, any person who during the Term of Employment was a customer or client of the Employer or any of its affiliates.

9.06 Non-Disparagement. During the Restricted Period, the Executive shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Employer or any of its affiliates, or in any way adversely affecting or otherwise maligning the business or reputation of the Employer or any of its affiliates; provided, however, that such prohibition shall not apply to statements made in court proceedings or pursuant to compulsory legal process.

10. Proprietary and Confidential Information.

10.01 Confidential Information. The Executive agrees that he shall not, during the Term of Employment or at any time thereafter, use for his own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of the Employer or any of its affiliates (except as may be required by law or in the performance of his duties hereunder consistent with the Employer’s practices). For purposes of this Employment Agreement, confidential information shall be deemed not to include information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Executive or another person who directly or indirectly receives such information from the Executive or at his direction or (b) is or becomes available to the Executive on a non-confidential basis from a source who is entitled to disclose it to the Executive.

10.02 Ownership of Work Product. The Executive agrees promptly and fully to disclose to the Employer any and all work product now or hereafter conceived, developed, or made by him within the scope of his employment with the Employer or relating to the existing or future business of the Employer including, without limitation, any inventions, discoveries, data, databases, documentation, software, enhancements, modifications, know-how, improvements, creative works, pricing information, customer lists, information, trademarks, trade names, techniques, procedures, training aids, and instructional manuals, in whatever form, whether solely or jointly with others, and whether or not patentable or copyrightable, and whether or not during regular hours of work or on the Employer’s premises, during his employment by the Employer or during a period of six months after any termination of his employment by the Employer (the “Work Product”).

(A) All right, title, and interest in and to the Work Product shall belong to the Employer, and the Executive hereby assigns to the Employer all of his right, title, and interest in and to the Work Product and in and to all patents, copyrights, trade secrets, and other proprietary rights in or based upon the Work Product.

(B) The Executive and the Employer acknowledge and agree that if the Work Product or any portion thereof is copyrightable, it shall be deemed to be a “work made for hire,” as such term is defined in the Federal Copyright Act, 17 U.S.C. Section 101 et seq., and the Employer shall own all of the exclusive rights to the Work Product under such copyright law and all international copyright conventions, including the right to copyright the Work Product and any renewals thereof in the name of the Employer or its assignees.

(C) The Executive agrees, with no additional compensation, to cooperate with the Employer or its designees and to do everything the Employer deems reasonably necessary to effect the rights described in this Section 10 or to perfect, enforce, or defend any proprietary rights resulting from or related to this Employment Agreement, including, without limitation, to execute any documents of assignment, oaths, declarations, and other documents, prepared on behalf of the Employer.

(D) The Executive agrees to keep and maintain accurate records relating to the conception, development and use of all Work Product, which records shall be the sole and exclusive property of the Employer.

10.03 Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for the Executive, and/or utilized by him in the course of his employment with the Employer shall remain the exclusive property of the Employer. In the event of the termination of the Executive’s employment for any reason, the Executive shall promptly return to the Employer all such property which is or has been in his custody or control and, if requested, provide a written confirmation that all such property has been returned.

11. Miscellaneous.

11.01 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after mailing by United States registered or certified mail, return receipt requested, postage paid, addressed as follows:

To Employer:   Adrenalina
20855 NE 16th Ave
Unit C-16
Miami, FL 33179

To Executive:   Jeffrey Geller
21440 Highland Lakes Blvd
Miami, FL 33179

Or to such other address or such other person as any party shall designate, in writing, to the other for such purposes and in the manner hereinabove set forth.

11.02 Accuracy of Statements. No representation or warranty contained in this Agreement, and no statement delivered or information supplied to any party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of transactions completed hereby.

11.03 Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions, and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

11.04 Binding Effect; Survival & No Assignment. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns. This Agreement shall survive and remain effective during any bankruptcy of the Employer. Executive may not assign or transfer his interest herein, or delegate his Executive Duties hereunder, without the written consent of Employer. Any assignment or delegation of duties in violation of this provision shall be null and void.

11.05 Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, or termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the parties shall agree in writing to such Amendment.

11.06 No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

11.07 Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and assigns may require.

11.08 Signatures and Counterparts. This Agreement may be executed by original or facsimile signatures and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.09 Headings. The article and section headings contained this Agreement are inserted for convenience only and shall not effect in any way the meaning or interpretation of the Agreement.

11.10 Governing Law. This Employment Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Florida.

11.11 Venue and Jurisdiction. The parties hereto irrevocably and unconditionally consent to the jurisdiction of the United States District Court of the Southern District of Florida (to the extent such Court is not otherwise precluded from exercising jurisdiction with respect to a particular action arising under or relating to this Employment Agreement, otherwise, the parties hereto submit to the jurisdiction of any court of competent jurisdiction in the Courts of Miami-Dade County, Florida), and the parties hereto hereby waive any objection relating to the basis for personal or in rem jurisdiction, any defense of forum non conveniens and any objection to venue which might be asserted therein. Miami-Dade County, Florida shall be the exclusive venue for resolving any controversy under or relative to this Employment Agreement. Delivery of service of process on a party at its principal executive offices or residence, or mailing to such offices or residence in accordance with the applicable procedural law, shall be given the same effect as personal service in the State of Florida.

11.12 Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

11.13 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

11.14 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction with which the parties do business. If any provision of this Agreement or application thereof to any person or circumstances shall, for any reason or to any extent, be invalid or unenforceable, to the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Employer and Executive have executed this Agreement as of the date first above written.

WITNESSES:

ADRENALINA:

By:
Chief Executive Officer

EXECUTIVE:

By:
Jeffrey Geller

Date:

WITNESS:

By:
Michael Labinski